Exhibit 10.3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2025 (the “Effective Date”), by and between Banji Step K.K., a company, formed under the laws of Japan, having its registered office at 3F CB Tower Makuhari Technogarden, 1-3 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan, Zip Code 261-0023 (the “Seller”), and Crisp Momentum Inc., a Delaware corporation, with its principal place of business at 250 Park Avenue, 7th Floor, New York, NY 10177 United States (the “Buyer”).

The Seller and the Buyer may be individually referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller is the legal and beneficial owner of thirty (30) shares of Carpenstream Inc., a company incorporated under the laws of California, having its registered office at 3019 Wilshire Blvd Ste 216 Santa Monica, CA 90403, company registration no. B20250213206 (the “Company”), representing twenty-five percent (25%) of the issued and outstanding share capital of the Company (the “Shares”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Seller’s right, title and interest in and to the Shares, subject to the terms and conditions of this Agreement;

WHEREAS, Buyer and Seller are parties to that certain Convertible Loan Agreement dated September 17, 2025 (the “Convertible Loan Agreement”), and to that certain Term Sheet – Amendment to Convertible Loan Agreement dated October 27, 2025 (the “CLA Term Sheet”), pursuant to which the parties contemplate satisfaction of Borrower’s loan obligations through transfers of specified operating assets, including the TopReels Business;

WHEREAS, the Parties intend that the Purchase Price payable under this Agreement will be satisfied, in whole or in part, by set-off and credit against the Outstanding Loan Balance (as defined below) in accordance with the Convertible Loan Agreement and the CLA Term Sheet; and

WHEREAS, the Parties desire to set forth their agreement with respect to the foregoing transactions.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

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“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks are required or authorized by law to close in New York, United States.

“CLA Term Sheet” means that certain Term Sheet – Amendment to Convertible Loan Agreement dated October 27, 2025, by and among Buyer, Seller and Motoko Yorozu.

“Closing” means the closing of the sale and purchase of the Shares and payment of the Purchase Price as contemplated by Section 3.2.

“Closing Date” means the date as the Parties shall agree in writing.

“Convertible Loan Agreement” means that certain Convertible Loan Agreement dated September 17, 2025, by and among Buyer (as Lender), Seller (as Borrower), and Motoko Yorozu (as Guarantor).

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, right of first refusal, or other restriction of any kind.

“Fundamental Representations” means the representations and warranties set forth in: (a) Organization and Authority (Seller); (b) Authorization and Enforceability (Seller); (c) Title to Shares (Seller); (d) Capitalization of the Company (Seller); and (e) Organization and Authority (Buyer).

“Financing Documents” means, collectively, the Convertible Loan Agreement, the CLA Term Sheet, and any definitive amendment or other document executed by the Parties to implement the CLA Term Sheet.

“Fraud” means an intentional misrepresentation of a material fact by a Party, made with knowledge of its falsity and with the intent to induce reliance, on which the other Party reasonably relies to its detriment, in connection with the execution or performance of this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, change, circumstance, effect or development that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, taken as a whole, but excluding any effects resulting from: (a) changes in general economic or financial market conditions; (b) changes in Law; (c) geopolitical events, acts of war or terrorism; (d) natural disasters or pandemics; (e) changes generally affecting the businesses in which the Company operates; or (f) the announcement or pendency of this Agreement; provided that clauses (a) through (e) will be excluded only to the extent such changes do not disproportionately affect the Company relative to other persons in the same businesses.

“Outstanding Loan Balance” means the unpaid principal, accrued interest and any other amounts then outstanding under the Convertible Loan Agreement as of the Closing, as certified by Buyer in the Credit and Payoff Letter (as defined in Section 3.2(b)(iv)).

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“Person” includes any company or association or body of persons, corporate or unincorporate.

“Personal Data” means any information relating to an identified or identifiable natural person.

“Purchase Price Credit” means the portion of the Purchase Price applied at Closing as a set-off and credit against the Outstanding Loan Balance in accordance with the Financing Documents.

“Transaction Documents” means this Agreement and all other agreements, instruments, and documents required to be delivered by any Party to any other Party at the Closing in order to complete the transactions contemplated by this Agreement.

2.	PURCHASE AND SALE OF SHARES

2.1.	Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer, and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, all of the Seller’s right, title, and interest in and to the Shares, free and clear of all Encumbrances.

2.2.	Purchase Price. The aggregate purchase price for the Shares shall be (four hundred thousand dollars) $400,000 (the “Purchase Price”). The Parties agree that the Purchase Price will be satisfied at Closing by application of a credit in the amount of (four hundred thousand dollars) $400,000 (the “Purchase Price Credit”) against the Outstanding Loan Balance under the Convertible Loan Agreement, with any remainder of the Purchase Price, if applicable, paid in cash in accordance with Section 2.3. The Parties acknowledge and agree that the Purchase Price is subject to Buyer’s valuation of the Acquired Assets to be completed pursuant to Section 7.2(f) (the “Valuation”) and will be adjusted at Closing to equal the value determined by such Valuation (the “Valuation Amount”), with corresponding adjustments to the Purchase Price Credit and any cash portion payable under Section 2.3.

2.3.	Payment of Purchase Price. At Closing, the Purchase Price will be paid as follows: (a) the Purchase Price Credit will be applied as a set-off against the Outstanding Loan Balance under the Convertible Loan Agreement and CLA Term Sheet, and Buyer will deliver the Credit and Payoff Letter described in Section 3.2(b)(iv) confirming such credit and the resulting reduction of the Outstanding Loan Balance; and (b) to the extent the Purchase Price exceeds the Purchase Price Credit, Buyer will pay the balance, if any, in cash by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the Closing Date.

2.4.	Set-Off Mechanics; No Double Payment. The Parties acknowledge and agree that the payment structure contemplated by the Financing Documents permits satisfaction of Seller’s loan obligations through transfer of specified assets, including application of the Purchase Price Credit under this Agreement. The application of the Purchase Price Credit under this Agreement is intended to be, and will be treated as, a satisfaction-in-kind and set-off against the Outstanding Loan Balance under the Convertible Loan Agreement. No Party will be required to make duplicative payments in respect of amounts credited pursuant to this Section 2.4. For the avoidance of doubt, nothing in this Agreement amends the Financing Documents except to the limited extent necessary to give effect to the set-off of the Purchase Price Credit, and each of the Financing Documents shall otherwise remain in full force and effect in accordance with its terms.

2.5.	Withholding. The Buyer may deduct and withhold from any amounts payable hereunder such amounts as are required to be deducted and withheld under applicable Tax Law; provided that the Buyer will use commercially reasonable efforts to notify the Seller at least five (5) Business Days prior to any such withholding and cooperate to reduce or eliminate such withholding. Any amounts so withheld will be treated as having been paid to the Seller.

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3.	CLOSING

3.1.	Closing. The Closing will take place remotely via the exchange of documents and signatures on the Closing Date.

3.2.	Closing Deliverables:

(a)	At the Closing, the Seller will deliver to the Buyer:

(i)	Stock certificates (or equivalent evidence) representing the Shares, duly endorsed for transfer or accompanied by duly executed instruments of transfer;

(ii)	An updated shareholders’ register of the Company reflecting the transfer of the Shares to the Buyer;

(iii)	Copies of all required corporate approvals authorizing the transactions;

(iv)	Resignations, effective as of Closing, of any directors or officers of the Company requested by the Buyer, in each case to the extent permitted by Law; and

(v)	All required consents/waivers referenced in Section 4.1(d).

(b)	At the Closing, the Buyer will deliver to the Seller:

(i)	The Purchase Price as provided in Section 2.2; evidence of payment of any cash portion of the Purchase Price, if applicable, in accordance with Section 2.3

(ii)	Copies of all required corporate approvals authorizing the transactions;

(iii)	A credit and payoff letter executed by Buyer (the “Credit and Payoff Letter”) certifying the Outstanding Loan Balance under the Convertible Loan Agreement as of Closing, confirming the application of the Purchase Price Credit pursuant to Section 2.3, and acknowledging the corresponding reduction of the Outstanding Loan Balance; together with any related partial releases or terminations under the Financing Documents to the extent applicable to the amount so credited.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1	The Seller represents and warrants to the Buyer as follows:

(a)	Organization and Authority. The Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Seller has full corporate power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations in this Agreement, and to consummate the transactions contemplated hereby and thereby.

(b)	Authorization and Enforceability. The execution and delivery of this Agreement and the Transaction Documents by the Seller, the performance by the Seller of its obligations in this Agreement, and the consummation by the Seller of the transactions contemplated in this Agreement and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes, and upon execution and delivery, the Transaction Documents will constitute legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

(c)	Title to Shares. The Seller is the legal and beneficial owner of the Shares and has good and marketable title to such Shares, free and clear of all Encumbrances. The Seller has the right, authority, and power to sell, assign, and transfer the Shares to the Buyer. Upon delivery of the Shares to the Buyer at the Closing, the Buyer will acquire good and valid title to the Shares, free and clear of all Encumbrances.

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(d)	No Conflicts or Consents. The execution, delivery, and performance by the Seller of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, to the best of the Seller’s knowledge, and except as would not reasonably be expected to have a material adverse effect, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Seller’s organizational documents; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Seller; or (c) require the consent, notice, or other action by any person under any contract to which the Seller is a party. No consent, approval, permit, governmental order, declaration, or filing with, or notice to, any governmental authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as expressly indicated herein.

(e)	No Other Securities. The Shares represent twenty-five percent (25%) of the issued and outstanding share capital of the Company owned by the Seller. There are no outstanding options, warrants, convertible instruments, pre-emptive rights, rights of first refusal or other rights to acquire any equity of the Company held by the Seller, other than as disclosed on Schedule 1.

4.2	The Seller represents and warrants to the Buyer regarding the Company as follows:

(a)	Organization and Good Standing. The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as currently conducted.

(b)	Financial Statements. The financial statements of the Company provided to the Buyer are true, complete and accurate in all material respects and fairly present the financial position of the Company.

(c)	No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be recorded or disclosed under applicable accounting standards, except for (a) liabilities reflected or reserved against in the most recent financial statements delivered to Buyer, and (b) liabilities incurred in the ordinary course of business since the date of such financial statements.

(d)	Compliance with Laws. The Company has complied with all laws, rules and regulations applicable to its business in all material respects as at the date of the Agreement.

(e)	Intellectual Property. The Company owns or has valid licenses to use all material intellectual property rights necessary for the conduct of its business.

(f)	Debt-Free Basis. The Company has no outstanding debt, or obligations that will not be satisfied or discharged prior to or at the Closing.

(g)	Capitalization. All of the issued and outstanding capital stock of the Company is duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights or in violation of any applicable securities laws. There are no outstanding options, warrants, calls, demands, stock appreciation rights, contractors or other rights of any nature to purchase, obtain or acquire, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting, dividend, ownership or transfer rights of any of the Shares.

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5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1	The Buyer represents and warrants the Seller as follows:

(a)	Organization and Authority. The Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations in this Agreement, and to consummate the transactions contemplated hereby and thereby.

(b)	Authorization and Enforceability. The execution and delivery of this Agreement and the Transaction Documents by the Buyer, the performance by the Buyer of its obligations in this Agreement, and the consummation by the Buyer of the transactions contemplated in this Agreement have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes, and upon execution and delivery, the Transaction Documents will constitute, legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

(c)	Funds. The Buyer has, and at the Closing will have, sufficient cash, available lines of credit, or other sources of immediately available funds to pay the Purchase Price and consummate the transactions contemplated hereby.

(d)	No Conflicts or Consents. The execution, delivery, and performance by the Buyer of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the Buyer’s organizational documents; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Buyer; or (c) require the consent, notice, or other action by any person under any contract to which the Buyer is a party. No consent, approval, permit, governmental order, declaration, or filing with, or notice to, any governmental authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

6.	COVENANTS

6.1	Confidentiality. Each Party shall hold, and shall cause its representatives to hold, in confidence all confidential information furnished to it by the other Parties concerning such other Parties or the Company, except (a) to its Affiliates and its and their directors, officers, employees, financing sources, professional advisers and potential co-investors who need to know such information and are bound by confidentiality obligations and to the extent that such information, (b) as required by Law (and then, to the extent practicable, after consulting with the other Party), (c) if the information is or becomes generally available to the public other than as a result of disclosure by such Party or its representatives in violation of this Agreement, (d) if the information was available to such Party on a non-confidential basis prior to its disclosure by the other Parties, or (e) if the information becomes available to such Party on a non-confidential basis from a source other than the other Parties. This Section 6.1 survives for two (2) years after termination or Closing, whichever is later.

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6.2	Compelled Disclosure. If a Party or its Representatives are required by Law or stock exchange rules to disclose any confidential information, such Party may do so; provided that, to the extent legally permitted, it will (i) provide the disclosing Party with prompt written notice to allow the disclosing Party to seek a protective order or other appropriate remedy, and (ii) disclose only that portion of the confidential information that is legally required to be disclosed, and will use commercially reasonable efforts to obtain confidential treatment for any confidential information so disclosed.

6.3	Access to Records. Between the date of this Agreement and the Closing Date, the Seller shall afford or cause to be afforded to the employees, authorized representatives and financing sources of the Buyer reasonable access to the offices, facilities, properties, assets, inventories, books, records and documents of the Seller relating to the Company. For a period of two (2) years after the Closing Date, the Seller will, upon reasonable notice, provide the Buyer with reasonable access to the Company’s pre-Closing books and records to the extent reasonably required for financial reporting, Tax, audit or compliance purposes, at the Buyer’s expense.

7.	CONDITIONS TO CLOSING

7.1	Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date (as applicable), of each of the following conditions:

(a)	No governmental authority shall have enacted, issued, promulgated, enforced, or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions, or causing any of the transactions contemplated in this Agreement to be rescinded following completion thereof.

(b)	The Seller shall have received all consents, authorizations, orders, and approvals from all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

7.2	Conditions to Obligations of the Buyer.

(a)	The obligations of the Buyer to consummate Closing are subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing Date, of each of the following conditions:

(i)	The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date;

(ii)	The Seller shall have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by the Seller prior to or on the Closing;

(iii)	No injunction or legal restraint prohibiting the transactions shall be in effect.

(iv)	The Seller corporate approvals for the transaction shall be in place;

(v)	The Company shall be current on all taxes, payroll, and other obligations;

(vi)	Satisfactory completion of legal, financial, tax, and operational due diligence by the Buyer;

(vii)	Obtaining all necessary regulatory approvals and third-party consents; and

(viii)	No Material Adverse Effect occurring in the business, assets, liabilities, financial condition, operations or prospects of the Company prior to the Closing.

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(b)	The obligations of the Buyer to consummate the Closing are subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing Date, of the conditions set forth in Section 7.2(a).

7.3	Conditions to Obligations of the Seller.

(a)	The obligations of the Seller to consummate the Closing are subject to the fulfillment or the Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(i)	The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date;

(ii)	Buyer shall have delivered the Purchase Price in accordance with Section 2.2;

(iii)	Buyer shall have delivered the Credit and Payoff Letter pursuant to Section 3.3(f).

(iv)	All Buyer corporate approvals for the transaction shall be in place;

(v)	The Buyer shall have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(j)	The Financing Documents shall be in full force and effect (subject only to the set-off contemplated hereby), and no injunction or order shall prohibit application of the Purchase Price Credit against the Outstanding Loan Balance at Closing.

8.	CERTAIN POST-CLOSING COVENANTS

8.1	Further Actions. Following the Closing, each Party will execute and deliver such additional instruments and take such further actions as may be reasonably necessary to carry out the purposes of this Agreement, including updating all corporate registers and filings to reflect the transfer of the Shares.

9.	INDEMNIFICATION

9.1	Indemnification by the Seller. Subject to the terms and conditions of this Agreement, the Seller shall indemnify and defend the Buyer and its Affiliates and their respective directors, officers, employees, agents, and representatives against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the Buyer based upon, arising out of, with respect to, or by reason of:

(i)	Any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any Transaction Document;

(ii)	Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Seller pursuant to this Agreement or any Transaction Document.

9.2	Indemnification by the Buyer. Subject to the terms and conditions of this Agreement, the Buyer shall indemnify and defend the Seller and their Affiliates and their respective directors, officers, employees, agents, and representatives against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to, or by reason of:

(i)	Any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any Transaction Document; or

(ii)	Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer pursuant to this Agreement or any Transaction Document.

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9.3	Limitations on Indemnification. Except in the case of Fraud or claims for specific performance or other equitable relief:

(a)	the aggregate liability of the Seller under Section 9.1 shall not exceed one hundred percent (100%) of the Purchase Price; and

(b)	the aggregate liability of Buyer under Section 9.2 shall not exceed one hundred percent (100%) of the Purchase Price.

9.4	Materiality Scrape. For purposes of determining the existence and amount of Losses (but not for determining whether a representation or warranty was made), any materiality, Material Adverse Effect, and similar qualifiers in the representations and warranties will be disregarded.

9.5	Survival. No claim may be asserted after the expiration of the applicable survival period in Section 10.

9.6	Mitigation; No Double Recovery. The Indemnified Party will use commercially reasonable efforts to mitigate Losses to the extent required by applicable Law. No Indemnified Party will be entitled to recover duplicative Losses.

9.7	Procedures. An Indemnified Party will give the Indemnifying Party prompt written notice of any claim for indemnification (provided that failure to give prompt notice will not relieve the Indemnifying Party of its obligations except to the extent prejudiced). The Indemnifying Party may assume the defense of any third-party claim with counsel reasonably acceptable to the Indemnified Party, provided it acknowledges in writing its indemnification obligation for such claim. The Indemnified Party may participate in the defense at its own expense. Neither Party will settle any claim without the other Party’s prior written consent if the settlement (a) imposes any obligation other than the payment of money fully indemnified, (b) includes any admission of wrongdoing by the Indemnified Party, or (c) does not include a full and unconditional release of the Indemnified Party.

9.8	Exclusive Remedy. Except in the case of Fraud or claims for specific performance or other equitable relief, the indemnification provisions of this Section 9 are the Parties’ exclusive remedy for any breach of this Agreement. Buyer may bring claims for breach of representations and warranties whether or not the facts or circumstances giving rise to such breach were known to Buyer prior to the Closing Date.

10.	SURVIVAL

10.1	Representations and Warranties. The representations and warranties other than the Fundamental Representations survive until the date that is twelve (12) months after the Closing Date. The Fundamental Representations survive for three (3) years after the Closing Date. The indemnities in Section 9 survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any valid extensions or waivers).

10.2	Covenants. Covenants survive in accordance with their terms and, if no period is stated, for two (2) years after the Closing Date.

10.3	Claims Made. Any claim properly noticed before the end of the applicable survival period survives until finally resolved.

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11.	TERMINATION

11.1	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	By the mutual written consent of the Parties;

(b)	By the Buyer, if there has been a material breach by the Seller of any representation, warranty, covenant, or agreement contained in this Agreement, or if any representation or warranty of any Seller shall have become untrue;

(c)	By the Seller, if there has been a material breach by the Buyer of any representation, warranty, covenant, or agreement contained in this Agreement, or if any representation or warranty of the Buyer shall have become untrue; or

(d)	By any Party if the Closing has not occurred on or before the Closing Date, unless the failure of the Closing to occur is the result of a breach of this Agreement by the Party seeking to terminate this Agreement.

11.2	Effect of Termination. In the event of the termination of this Agreement in accordance with this Section, there shall be no liability on the part of any Party except that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

12	GOVERNING LAW; DISPUTE RESOLUTION

12.1	Governing Law; FAA. This Agreement, and any claim, controversy or dispute arising out of or relating to this Agreement or the transactions it contemplates (including any question regarding formation, existence, validity, interpretation, performance, termination or any non-contractual claim), is governed by the laws of the State of Delaware, without regard to its conflict-of-laws rules that would mandate the application of the laws of any other jurisdiction. The U.S. Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “FAA”) governs the interpretation and enforcement of the agreement to arbitrate in this Section.

12.2	Agreement to Arbitrate; Rules. Any dispute, claim or controversy described in Section 12.1 will be finally resolved by binding arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association (“ICDR”) in accordance with the ICDR International Arbitration Rules then in effect (the “ICDR Rules”), which are incorporated by reference, except as modified herein.

12.3	Seat; Language; Tribunal. The seat of arbitration is Wilmington, Delaware, U.S.A. The language of the arbitration is English. The tribunal will consist of three (3) arbitrators. Each side will appoint one arbitrator, and those two arbitrators will appoint the presiding arbitrator in accordance with the ICDR Rules. The arbitral tribunal has the authority to determine its own jurisdiction, including any objections with respect to the existence, scope or validity of the arbitration agreement.

12.4	Emergency and Interim Measures. The parties agree to the emergency measures provisions of the ICDR Rules. The tribunal may grant any interim, conservatory or injunctive relief it deems appropriate. Seeking or obtaining interim, provisional or conservatory measures from a court of competent jurisdiction (including courts in Delaware and any other court with jurisdiction) is permitted and is not incompatible with this Section or a waiver of arbitration.

12.5	Confidentiality. The arbitration, including its existence, submissions, orders, hearings, evidence and award, is confidential and may not be disclosed by any party except to the extent necessary to enforce or challenge an award, to comply with applicable Law, regulatory or stock exchange requirements, or to auditors, insurers, financing sources and professional advisors who are bound to maintain confidentiality.

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12.6	Award; Enforcement; Jurisdiction. The tribunal’s award will be final and binding, and judgment on the award may be entered in any court having jurisdiction. For the limited purposes of (i) compelling arbitration, (ii) seeking interim or provisional relief, or (iii) confirming, recognizing, enforcing or challenging an award, each party irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in Delaware and waives any objection based on forum non conveniens or lack of personal jurisdiction.

12.7	Costs and Fees; Interest. The tribunal may award costs, fees and expenses (including the parties’ reasonable attorneys’ fees and expert fees) to the prevailing party to the extent it deems appropriate, and may award pre- and post-award interest at a commercially reasonable rate.

12.8	Consolidation and Joinder. To the extent permitted by the ICDR Rules, the tribunal (or the ICDR, as applicable) may order consolidation of related arbitrations and/or the joinder of additional parties whose rights or obligations arise out of or in connection with this Agreement, provided that no party is prejudiced thereby.

12.9	Specific Performance. In addition to any damages or other relief, the tribunal may order specific performance or other equitable relief. Nothing in this Section limits a party’s right to seek urgent injunctive or equitable relief from a court of competent jurisdiction as set out in Section 12.4.

12.10	Waiver of Jury Trial. To the extent any dispute is determined by a court to be non-arbitrable, each party irrevocably waives any right to a trial by jury to the fullest extent permitted by Law.

12.11	Prevailing Effect. This Section supersedes any inconsistent forum selection, governing law or jurisdiction provisions in this Agreement to the extent of any inconsistency.

13	MISCELLANEOUS

13.1	Expenses. Each Party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

13.2	Public Announcements. No Party will issue any press release or public announcement regarding this Agreement or the transactions without the other Party’s prior written consent, except as required by Law (and then, to the extent practicable, after consulting with the other Party).

13.3	Notices. All notices required or permitted under this Agreement will be in writing and shall be delivered personally, by certified mail, return receipt requested, or by email to the addresses set forth below (or to such other address as a Party may designate by notice). Notices are deemed given: (a) when delivered personally; (b) three (3) Business Days after being sent by certified mail; or (c) when transmitted by email if sent during business hours on a Business Day in the recipient’s location (otherwise on the next Business Day), provided that no bounce-back or error message is received.

If to Seller: Banji Step K.K.

Address: 3F CB Tower Makuhari Technogarden, 1-3 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan, Zip Code 261-0023

Email:

If to Buyer: Crisp Momentum Inc.

Address: 250 Park Avenue, 7th Floor, New York, NY 10177 United States

Email:

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13.4	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.5	Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.6	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations in this Agreement without the prior written consent of the other Parties.

13.7	Counterparts. This Agreement will be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic signature, which will be deemed to have the same effect as an original signature.

13.8	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Buyer may assign this Agreement to any Affiliate of Buyer. Any purported assignment in violation of this Section 13.8 is void.

13.9	Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

13.10	Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

13.11	Interpretation. The headings in this Agreement are for convenience only and do not affect the interpretation of this Agreement.

13.12	Further Assurances. From and after the Closing Date, each Party will, at its own expense, execute and deliver such additional documents and take such further actions as may be reasonably required to carry out the purposes of this Agreement, including ensuring proper inscription of the share transfer and any post-closing corporate filings.

13.13	Coordination with Financing Documents; Priority. The Parties will take such further actions and execute such further instruments as reasonably necessary to give effect to the set-off and credit contemplated by Sections 2.2 and 2.3, including any confirmations reasonably requested under the Financing Documents. In the event of any conflict between this Agreement and the Financing Documents concerning payment mechanics for the Purchase Price, the provisions of this Agreement will govern as between the Parties solely with respect to the Acquired Assets and the Purchase Price, and the Financing Documents will otherwise continue to govern the loan relationship between Buyer and Seller.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Crisp Momentum Inc.

By:
Name:	Renger Van den Heuvel

Banji Step K.K.

By:
Name:	Motoko Yorozu

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